Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Reports Second Quarter 2015 Financial Results

FREMONT, CA, August 12, 2015 – Zosano Pharma Corporation (NASDAQ: ZSAN), a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin, today announced financial results for the three months ended June 30, 2015.

“We are pleased by the progress the business has made in recent months, including the completed enrollment of our Phase 2 study on ZP-Glucagon in severe hypoglycemia, as well as the additions we have made to our management team,” said Vikram Lamba, Zosano’s President and Chief Executive Officer. “We look forward to sharing additional data from the pipeline throughout 2015, including Phase 2 data on ZP-Glucagon expected in September and Phase 1 data on ZP-Triptan expected by year end.”

Second Quarter 2015 and Recent Corporate Highlights

•	In April, Zosano announced the appointment of Thorsten von Stein, M.D., Ph.D. as Chief Medical Officer, Laxmi Peri as Senior Vice President, Operations, and Eric Scharin as Vice President, Technical Operations. Also, in July, the company announced the additions of Donald Kellerman, Pharm.D. as Vice President, Clinical Development; David Zhang, Ph.D. as Executive Director, Biostatistics and Data Management; and Jacquie Mardell as Senior Director, Clinical Operations.

•	In June, Zosano announced the completion of enrollment for its Phase 2 clinical trial of ZP-Glucagon for the treatment of severe hypoglycemia in diabetics.

•	Also in June, Zosano increased the aggregate debt financing from Hercules Technology Growth Capital, Inc. to $15.0 million through an amendment of the company’s existing term loan facility with Hercules. The company used approximately $11.4 million of the loan proceeds to prepay all amounts owed to BioMed Ventures under a 2012 promissory note.

•	In July, Zosano announced the expected discontinuation of its collaboration agreement with Novo Nordisk related to the development of a transdermal presentation of select Novo Nordisk glucagon-like peptide-1 (GLP-1) analogues. Upon the expected termination of the agreement, all technology rights licensed to Novo Nordisk related to the field of GLP-1 products will revert to Zosano.

Upcoming Clinical Development Milestones

Daily ZP-PTH for osteoporosis

•	Confirm Phase 3 clinical trial design with regulatory authorities – expected by year end 2015

•	Manufacture adequate Phase 3 clinical supply inventory by Q4 2015

ZP-Glucagon for hypoglycemia

•	Announce Phase 2 data in diabetic patients with induced hypoglycemia – expected September 2015

ZP-Triptan for migraine

•	Complete Phase 1 clinical trial – data expected by year end 2015

Financial Results for the Quarter Ended June 30, 2015

•	Zosano reported a net loss for the second quarter of 2015 of $7.6 million, or $0.63 per share on a basic and diluted basis, compared with a net loss of $3.9 million, or $0.76 per share on a basic and diluted basis, for the second quarter of 2014.

•	Total revenue for the second quarter of 2015 was $0.1 million, compared with $0.5 million in the second quarter of 2014. The decrease was primarily due to a reduction in license fee revenue and related development support service revenue upon the completion of the feasibility study under Zosano’s collaboration agreement with Novo Nordisk.

•	Research and development (R&D) expenses for the second quarter of 2015 were $5.0 million, compared with $2.8 million in the second quarter of 2014. The increase was primarily due to higher production costs related to the manufacturing of clinical trial materials for its Daily ZP-PTH, ZP-Glucagon and ZP-Triptan product candidates.

•	General and administrative (G&A) expenses for the second quarter of 2015 were $1.8 million, compared with $1.1 million in the second quarter of 2014. The increase was primarily due to additional general and administrative personnel costs in support of Zosano’s expanded research and development operations and expenses associated with being a public company.

•	As of June 30, 2015, Zosano had cash, cash equivalents and marketable securities of $50.6 million compared to $1.2 million as of December 31, 2014. Total debt as of June 30, 2015, was $15.1 million, compared to $22.1 million at the end of 2014.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Zosano’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of Zosano Pharma’s capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with Securities and Exchange Commission on March 26, 2015. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Vikram Lamba

Chief Executive Officer

510-745-1200

Investor Contact:

Paul Chun

Westwicke Partners

858-356-5931

paul.chun@westwicke.com

Media Contact:

Jamie Lacey-Moreira

PressComm PR, LLC

410-299-3310

jamielacey@presscommpr.com

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ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
License fees revenue	$68	$268	$170	$1,643
Collaborative development support services	27	238	143	464

Total revenue	95	506	313	2,107

Operating expenses:
Cost of license fees revenue	—	—	—	100
Research and development	5,004	2,758	8,074	5,643
General and administrative	1,779	1,130	3,078	2,314

Total operating expenses	6,783	3,888	11,152	8,057

Loss from operations	(6,688)	(3,382)	(10,839)	(5,950)
Interest and other expenses	(891)	(527)	(1,323)	(331)

Net loss	$(7,579)	$(3,909)	$(12,162)	$(6,281)

Net loss per common share – basic and diluted	$(0.63)	$(0.76)	$(1.12)	$(1.23)

Weighted-average shares used in computing net loss per common share – basic and diluted	11,942	5,116	10,864	5,112

SELECTED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
Cash and cash equivalents	$8,060	$1,214
Marketable securities	42,542	—
Total current assets	37,638	1,636
Total assets	60,639	13,343
Secured promissory notes, current*	—	1,408
Related parties convertible notes**	—	7,362
Long-term debt	15,077	13,291
Total liabilities	18,345	26,744
Stockholders’ equity (deficit)	42,294	(13,401)

*	In June 2015, the company entered into an amendment to its loan and security agreement with Hercules Technology Growth Capital, Inc. to increase the aggregate principal amount of the loan to $15.0 million. Upon the execution of the amendment, the company used approximately $11.4 million of the loan proceeds to prepay all amounts owing under the secured promissory note held by BMV Direct SOTRS LP, a stockholder of the company and an affiliate of BioMed Realty Holdings, Inc.
**	In January 2015, upon the closing of the company’s initial public offering of common stock, the principal and all unpaid and accrued interest on each convertible promissory note outstanding as of January 30, 2015, which totaled $7.4 million, automatically converted into shares of common stock, resulting in the liability for such notes being reclassified to permanent equity.